Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

FACTSET RESEARCH SYSTEMS INC

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock,$0.01 par value ("Common Stock")	(1)	Other	4,232,362	$284.69	$1,204,911,137.78	0.0001381	$166,398.23

Total Offering Amounts:						$1,204,911,137.78		166,398.23
Total Fee Offsets:								0.00
Net Fee Due:								$166,398.23

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Offering Note(s)

(1)	Common Stock registered consists of 4,232,362 shares of Common Stock reserved for issuance under the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers such indeterminable number of additional shares of Common Stock as may become issuable to prevent dilution in the event of recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares of Common Stock are converted or exchanged.

The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of shares of Common Stock on the trading market as reported on the New York Stock Exchange on January 5, 2026.